Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Life Storage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	365,207(2)	$107.06(5)	$39,099,061.42(5)	$0.00011020	$4,308.72

Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	130,999(3)	$107.06(5)	$14,024,752.94(5)	$0.00011020	$1,545.53

Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	19,500(4)	$107.06(5)	$2,087,670.00(5)	$0.00011020	$230.06

Total Offering Amounts					$55,211,484.36		$6,084.31

Total Fee Offsets							—

Net Fee Due							$6,084.31

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 365,207 shares available for grant under the Life Storage, Inc. 2015 Award and Option Plan.
(3)	Consists of 130,999 shares available for grant under the Life Storage, Inc. 2020 Outside Directors’ Stock Award Plan.
(4)	Consists of 19,500 shares available for grant under the Life Storage Inc. Amended and Restated 2009 Outside Directors’ Stock Option and Award Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act and based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on November 21, 2022.